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                                                                   Exhibit 10.23

                            JOINT VENTURE AGREEMENT

This Agreement is made as of October 26, 1999 by and between Internet Capital Group, Inc. ("ICG") and Safeguard Scientifics, Inc. ("SSI").

WHEREAS, SSI and ICG and certain entities controlled by them own and/or have the right to acquire substantial numbers of shares of voting capital stock of eMerge Interactive, Inc. ("eMerge"); and

WHEREAS, SSI and ICG desire to act jointly to exercise a controlling influence over the management and policies of eMerge.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.   Election of Directors. Each of SSI and ICG will vote all shares of eMerge
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     that it currently owns or hereafter acquires, and will use reasonable efforts in good faith to cause all other eMerge shareholders controlled by it to vote all of their shares of eMerge currently owned or hereafter acquired, to elect to and maintain on the eMerge Board of Directors, two designees of ICG and two designees of SSI (one of which shall be subdesignated by TL Ventures). The designees of ICG and SSI will be advised of the existence and the purpose of this Agreement, and will be encouraged, subject to their fiduciary duties, to consult with each other on all key corporate matters submitted to a vote of the directors of eMerge, including capital structure, corporate reorganizations, mergers and acquisitions, sale of substantially all of the corporation's assets, significant loans or borrowings, significant capital expenditures, budgets, and key management personnel decisions.

2.   Other Votes. The parties will consult with each other with regard to all
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     matters submitted to a vote of the shareholders of eMerge, and will attempt in good faith to agree on a course of action which is in the best interests of both SSI and ICG, it being acknowledged that this is an obligation to meet and discuss such matters, but not an obligation to act other than in each entity's best interest.

3.   Right of First Refusal. After the closing of eMerge's initial Public
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     Offering (defined below), if either of SSI or ICG or any of their majority owned subsidiaries intends to sell to an unaffiliated buyer less than all of its shares of capital stock of eMerge, it will first offer to sell such shares to the other party at the fair market price of the shares, based on the average closing price of the Class A common stock of eMerge as reported on the principal market or exchange on which such shares trade for the five trading days immediately preceding the date on which the offer expires. Such offer will expire at 4:00 eastern time on the first trading day after the date the offer was made. If the offer is accepted for any or all of the shares, the parties will each be obligated to complete the transaction at the offered price within five business days after acceptance. If the offer is not accepted in whole, then the selling party may sell the remaining offered shares at any time within one month after the offer was made at the market price at the time of the sale. For purposes of this Agreement, the term "Public Offering" means the effectiveness of a
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     registration statement filed by eMerge pursuant to the Securities Act of
     1933, as amended (other than on Form S-4 or S-8 on any successor forms thereto), covering the offer and sale of Class A Common Stock in an underwritten public offering on a firm commitment basis in which the gross proceeds of the offering will equal or exceed $10,000,000 (calculated before deducting underwriters' discounts and commissions and other offering expenses), and in which the public offering price per share of Class A Common Stock (calculated before deducting underwriters' discounts and commissions) results in a valuation of the total number of outstanding shares of capital stock of eMerge immediately prior to the closing of the public offering of at least $30,000,000.

4.   Sale of Entire Interest. After the closing of eMerge's initial Public
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     Offering, if either of SSI or ICG desires to sell to an unaffiliated buyer all of the shares of capital stock of eMerge owned by such party and its majority owned subsidiaries, such party will first discuss such intention with the other party and will attempt in good faith to provide the other party to have the opportunity either to purchase all of the shares owned by the selling party and its subsidiaries or to participate in the sale of shares to the unaffiliated buyer.

5.   Management of the Company. Each of SSI and ICG acknowledges that (i) it
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     intends to actively participate in discussions with the other party regarding the business of eMerge and (ii) it has substantial expertise in the e-commerce industry. The parities will coordinate their public statements regarding this Agreement and eMerge, including filings on
     Schedule 13D.

6.   Term and Termination. This Agreement shall continue in effect until the
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     earlier of (a) the date the parties mutually agree in writing to terminate or amend this Agreement and (b) the date that the aggregate number of shares of eMerge owned by either ICG or SSI is less than 5% of all of the outstanding shares of all classes of Common Stock of eMerge on a combined basis. This Agreement shall terminate automatically if it is determined by relevant authority not to create a valid joint venture; provided that the parties will prior to such termination meet to discuss in good faith and to determine whether this Agreement could be modified to constitute a valid joint venture so long as such modifications do not materially alter the respective rights and obligations of the parties.

7.   Non-assignable Agreement. This Agreement, and the rights and obligations of
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     the parties hereunder, shall be binding on the parties and their successors, but may not be otherwise assigned by either party.

8.   Governing Law. This Agreement shall be governed in all respects by the laws
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     of the State of Delaware as applied to contracts made and to be performed entirely within that state between residents of that state.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INTERNET CAPITAL GROUP, INC.                SAFEGUARD SCIENTIFICS, INC.

By: /s/ Henry N. Nassau                     By:  /s/ Steven Rosard
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Name:  Henry N. Nassau                      Name:  Steven Rosard
Title: Managing Director                    Title: VP